NATIONWIDE LIFE INSURANCE COMPANY [ONE NATIONWIDE PLAZA COLUMBUS, OHIO 43215] [1-800-848-6331] (For any inquiries) [www.nationwide.com]

Nationwide Life Insurance Company (Nationwide) is a stock life insurance company organized under the laws of the State of Ohio. Nationwide will provide the benefits described in the Contract, including making annuity payments to the Annuitant beginning on the Annuitization Date. The Contract is provided in return for the Purchase Payment made by the Contract Owner.

RIGHT TO EXAMINE AND CANCEL

The Contract Owner has the right to examine and cancel the Contract. Within ten days (thirty days if the Contract is a replacement) of the day the Contract is received by the Contract Owner, it may be returned to the Home Office of Nationwide or the agent through whom it was purchased. When the Contract is received at the Home Office, Nationwide will cancel the Contract and the Contract Accumulation Value will be refunded in full. The Contract Accumulation Value may be more or less than the initial Purchase Payment.

THIS IS A LEGAL CONTRACT BETWEEN NATIONWIDE AND THE CONTRACT OWNER. PLEASE READ IT CAREFULLY. IF THE CONTRACT IS NOT RETURNED DURING THE RIGHT TO EXAMINE AND CANCEL PERIOD, THE CONTRACT OWNER WILL BE BOUND BY THE TERMS OF THE CONTRACT.

Executed for Nationwide on the Date of Issue by:

Secretary	President

ANY AMOUNTS CREDITED TO THE CONTRACT DEPEND IN PART ON THE PERFORMANCE OF ONE OR MORE INDEXES AND ARE SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS DESCRIBED HEREIN. CONTRACT VALUE MAY INCREASE OR DECREASE DEPENDING ON THE PERFORMANCE OF SUCH INDEX OR INDEXES.

THE CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY STOCK OR EQUITY INVESTMENTS.

Nationwide holds assets in a non-unitized separate account to support Strategy Earnings yet to be credited under this Contract. The separate account is established and maintained pursuant to the laws of Ohio. The assets in the separate account are not chargeable with liabilities arising out of any other business that Nationwide conducts. All guarantees under this Contract are supported by general account assets, which are also available to meet Nationwide’s other general account obligations.

Individual Single Purchase Payment Deferred Annuity Contract, Non-Participating with Index-Linked Strategies

For early surrender or withdrawal: Please consult a tax advisor about your individual circumstances.

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DEFINITIONS

This section of the Contract defines certain frequently used terms. Certain other terms are defined or described later in this Contract or in an endorsement that is attached to this Contract.

Annuitant – The person upon whose life any life-contingent annuity payments depend and the person whose death triggers payment of the Death Benefit. The Annuitant is also the person to whom annuity payments are made during Annuitization.

Annuitization – The period during which annuity payments are received by the Annuitant.

Annuitization Date – The date on which annuity payments begin.

Annuity Commencement Date – The date on which annuity payments are scheduled to begin.

Beneficiary – A person designated by the Contract Owner who may receive certain benefits under the Contract as described under the Succession of Rights and the Death Benefit section of this Contract.

Business Day – Each day the New York Stock Exchange is open for regular trading. A Business Day ends at the same time that regular trading on the New York Stock Exchange closes (typically 4:00 p.m. Eastern Time).

Cash Withdrawal – The dollar amount paid to the Contract Owner upon a partial withdrawal or full surrender. It is equal to the Gross Withdrawal minus taxes withheld and any applicable CDSC and plus any MVA (which may be positive, negative, or equal to zero).

Contingent Deferred Sales Charge (CDSC) - A charge that may be assessed in the event of a partial withdrawal or full surrender prior to the end of the CDSC schedule included in the Contract Specifications Page. The CDSC reimburses Nationwide for expenses it incurs in connection with the sale of the Contract.

CDSC Base – The amount multiplied by the applicable CDSC Percentage (set forth in the Contract Specifications Page) to determine the CDSC applicable to any partial withdrawal or full surrender.

Code – The Internal Revenue Code of 1986, as amended.

Contingent Annuitant – The person who becomes the Annuitant if the Annuitant dies before the Annuitization Date.

Contingent Beneficiary – The person or entity designated by the Contract Owner to receive any benefits accorded the Beneficiary if the Beneficiary is not living when the Annuitant dies.

Contract – This individual single purchase payment deferred annuity contract.

Contract Accumulation Value – The sum of the Strategy Accumulation Values for each of the Strategies.

Contract Anniversary – Beginning with the Date of Issue, each recurring twelve month anniversary of the Date of Issue while the Contract remains in force.

Contract Owner – The person possessing all rights under the Contract prior to the Annuitization Date, along with any Joint Owner.

Contract Value – The sum of the Strategy Values for each of the Strategies.

Contract Year – The twelve month period starting on the Date of Issue and each Contract Anniversary.

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Crediting Factors – The factors described in a Strategy Endorsement for a corresponding Strategy that are used to calculate the SEP and NSEP for that Strategy. Each Strategy has unique Crediting Factors. For each Strategy that is available for investment on the Date of Issue, the Crediting Factors for the first Strategy Term under the Contract are listed on the Contract Specifications Page.

Date of Issue – The date the Purchase Payment is applied to the Contract.

Death Benefit – The benefit payable upon the death of the Annuitant provided such death occurs before the Annuitization Date while the Contract is in force, and there is no Contingent Annuitant.

Gross Withdrawal – The amount the Modified Contract Value is reduced by with respect to a partial withdrawal or full surrender. It equals the Cash Withdrawal plus taxes withheld and any applicable CDSC minus any applicable MVA. It also equals the Net Withdrawal plus any Interim Strategy Earnings.

Home Office – Nationwide’s main office located in Columbus, Ohio.

Individual Retirement Annuity (IRA) – An annuity which qualifies for favorable tax treatment under Section 408 of the Code and is established for the exclusive benefit of the Contract Owner or the Beneficiary(ies).

Interim Strategy Earnings – The amount credited to the Strategy Value based on either the SEP, NSEP, or a combination of both upon a partial withdrawal or full surrender taken from a Strategy on a day other than the applicable Strategy Term End Date. Interim Strategy Earnings can be positive or negative or equal to zero.

Joint Owner – The person designated as a second person (in addition to the Contract Owner) to possess an undivided interest in the Contract. If there is a Joint Owner, references to Contract Owner and Joint Owner will apply to both of them, or either of them, unless the context requires otherwise.

Market Value Adjustment (MVA) – An adjustment to a partial withdrawal or full surrender as described in the Market Value Adjustment (MVA) Endorsement if attached to this Contract and the Market Value Adjustment section of this Contract.

Modified Contract Value – The sum of the Modified Strategy Values for each of the Strategies.

Modified Strategy Value – The maximum Gross Withdrawal that may be taken from a Strategy as of a given date during a Strategy Term. See the Modified Strategy Value section of this Contract.

Nationwide – Nationwide Life Insurance Company.

Net Withdrawal – The amount that is deducted from the Contract Value upon a partial withdrawal or full surrender. It equals the Gross Withdrawal minus any Interim Strategy Earnings.

Non-Preferred Strategy Earnings Percentage (NSEP) – A factor used to calculate Interim Strategy Earnings for a Strategy. The calculation of the NSEP is described in the Strategy Endorsement for the corresponding Strategy.

Non-Preferred Withdrawal – Any portion of a Gross Withdrawal that is in excess of the Remaining Preferred Withdrawal Amount. Interim Strategy Earnings for a Non-Preferred Withdrawal are calculated using the NSEP. Non-Preferred Withdrawals may be subject to a CDSC and an MVA.

Non-Qualified Contract – A Contract which does not qualify for favorable tax treatment under the provisions of Section 401 or 403(a) (Qualified Plans), 408 (IRAs), 408A (Roth IRAs) or 403(b) (Tax Sheltered Annuities) of the Code.

Preferred Withdrawal – Any portion of a Gross Withdrawal that is less than or equal to the Remaining Preferred Withdrawal Amount.

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Preferred Withdrawal Amount – The dollar amount that the Contract Owner can withdraw from the Contract each Contract Year for which Interim Strategy Earnings are based on the SEP. Withdrawals of the Preferred Withdrawal Amount do not incur any CDSC or MVA. It is described in the Preferred Withdrawals section of this Contract.

Preferred Withdrawal Percentage – The percent multiplied by the Contract Value as of the beginning of a Contract Year to determine that Contract Year’s Preferred Withdrawal Amount. The Preferred Withdrawal Percentage for each Contract Year is listed on the Contract Specifications Page. It is described in the Preferred Withdrawals section of this Contract.

Purchase Payment – Money paid into the Contract by the Contract Owner.

Remaining Preferred Withdrawal Amount – The Preferred Withdrawal Amount for a Contract Year minus the total dollar amount of all Preferred Withdrawals already taken that Contract Year.

Strategy – Each investment option to which a Contract Owner may allocate the Purchase Payment or Contract Value. The structure of the Strategies is described in the Strategy Endorsement. The Strategies available on the Date of Issue are listed on the Contract Specifications Page. The Strategies available for future Strategy Terms will be declared in advance by Nationwide as described in this Contract.

Strategy Accumulation Value – The value of a Strategy if unrealized Strategy Earnings were credited to the Strategy Value using the SEP as of a given date during a Strategy Term. See the Strategy Accumulation Value section.

Strategy Earnings – An amount credited to a Strategy. For each Strategy, Strategy Earnings are the sum of any Term Strategy Earnings and Interim Strategy Earnings. Strategy Earnings can be positive, negative or equal to zero.

Strategy Earnings Percentage (SEP) – A factor that measures the appreciation or depreciation of a Strategy. The calculation of the SEP is described in the Strategy Endorsement for the corresponding Strategy.

Strategy Term – The total maturity time of a Strategy, expressed in years. The length of each Strategy’s Strategy Term will be no longer than the Maximum Strategy Term and no shorter than the Minimum Strategy Term listed on the Contract Specifications Page.

Strategy Term End Date – The last day of a Strategy Term for a Strategy. The Strategy Term End Date is the same calendar day as the Date of Issue.

Strategy Value – A portion of the Contract Value that represents the current value of a Strategy without taking into account any unrealized Strategy Earnings. See the Strategy Value section.

Surrender Value – The amount available upon full surrender of the Contract. It is equal to the Modified Contract Value less any applicable CDSC plus any MVA (which may be positive, negative, or equal to zero).

Term Strategy Earnings – The amount credited to a Strategy on a Strategy Term End Date. Term Strategy Earnings are calculated by multiplying a Strategy’s Strategy Value by the Strategy’s SEP on the Strategy’s Strategy Term End Date.

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GENERAL PROVISIONS

Entire Contract

The Contract, Contract Specifications Page, a copy of the attached application, including any attached supplemental applications, together with any amendments, optional riders and endorsements, if any, make up the entire agreement between Nationwide and the Contract Owner. All statements made by the applicant for the issuance of the Contract will, in the absence of fraud, be deemed representations and not warranties.

Non-Participating

The Contract is non-participating. The Contract will not share in Nationwide’s profits or surplus.

Incontestability

Except for fraud in the procurement of the Contract, where permitted by law in the state of issue, after this Contract has been in force during the lifetime of the Annuitant for two years from the Date of Issue, or effective date of any Contract change requiring underwriting, Nationwide will not contest it. The Contract may only be contested on the basis of statements material to risks intended to be accepted by Nationwide contained in any attached application.

Contract Settlement

Nationwide may require the Contract to be returned to the Home Office prior to making any annuity payments or processing a full surrender.

Evidence of Survival

If annuity payments depend on a person being alive, then Nationwide may require proof that the person is still living before making annuity payments.

Alteration or Modification

Changes to the Contract must be made in writing and signed by Nationwide’s President or Secretary. The Contract may be modified or superseded by applicable law. Other changes to the Contract will be made only with the mutual agreement of Nationwide and the Contract Owner. A copy of the amendment will be furnished to the Contract Owner if required.

Assignment

To the extent allowed by state law, Nationwide reserves the right to refuse its consent to any assignment at any time on a nondiscriminatory basis if the assignment would violate or result in noncompliance with any applicable state or federal law or regulation. The Contract Owner may request to assign or transfer rights under the Contract by sending Nationwide a signed and dated request. Nationwide will not be bound by an assignment until it acknowledges it.

The assignment takes effect on the date it is signed, unless otherwise specified by the Contract Owner. Nationwide is not responsible for the validity or tax consequences of any assignment or for any payment or other settlement made prior to Nationwide’s receipt of the assignment or for the validity of any assignment or transfer.

Upon assignment or a change in ownership of the Contract, the Death Benefit under the Contract will be the Surrender Value unless the new assignee or Contract Owner meets the qualifications specified in the Death Benefit section of this Contract.

Protection of Proceeds

Proceeds under the Contract are not assignable by any Beneficiary prior to the time they become payable. To the extent permitted by applicable law, proceeds are not subject to the claims of creditors or to legal process.

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Misstatement of Age or Sex

If the age or sex of the Contract Owner, Joint Owner, Annuitant, Contingent Annuitant, Beneficiary or Contingent Beneficiary is misstated, all payments and benefits under the Contract will be adjusted. Payments and benefits will be based on the correct age or sex. Proof of age of any of these individuals may be required at any time, in a form satisfactory to Nationwide. When the age or sex of any individual named in the application, including any supplemental applications, has been misstated, the dollar amount of any overpayment will be deducted from the next payment or payments due under the Contract.

The dollar amount of any underpayment made by Nationwide as a result of an age or sex misstatement will be paid in full with the next payment due under the Contract. The dollar amount of any overpayment made by Nationwide as a result of an age or sex misstatement will reduce the next payment due under the Contract, and will continue to reduce subsequent payments under the Contract, until all of the overpayment is recouped. Any adjustment for overpayment or underpayment will include interest charged or credited, as applicable, at the rate required by law, but not exceeding 6%.

Reports

Before Annuitization, a report will be sent to the Contract Owner at his or her last known address at least once a year. The information provided in the report will be as of a date no more than four months prior to the date of mailing.

The report will contain at least the following information:

1)	The beginning and ending dates of the report period.

2)	The Contract Value and Contract Accumulation Value at the beginning and end of the report period.

3)	Amounts credited to and deducted from the Contract Value during the report period, including any applicable Purchase Payment, Strategy Earnings, partial withdrawals, full surrender, CDSC, and MVA.

4)	The Surrender Value at the end of the report period.

5)	The amount of the Death Benefit at the end of the report period.

6)	Any other information required by law.

Additional copies of reports are available upon request for no additional charge.

PARTIES TO THE CONTRACT AND RELATED PERSONS

Nationwide and the Contract Owner (including any Joint Owner) are the primary parties to the Contract. Additional parties listed in the Contract may be entitled to certain rights, but only under specific conditions, as described in the Contract.

The Contract Owner may change a party named in the Contract if the change request is in writing. Changes are effective as of the date the change request is signed, unless otherwise specified by the Contract Owner. Nationwide, however, is not responsible for payment or other actions taken before the change request is received by Nationwide. Changes to the Annuitant and Contingent Annuitant, if any, are subject to underwriting, require Nationwide’s written consent, and may only be done prior to the Annuitization Date. Nationwide is not responsible for the tax implications of any changes to the named parties.

A change of Contract Owner may require a signature guarantee and must be signed by the Contract Owner, the Joint Owner (if applicable), and the person designated as the new Contract Owner.

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The Death Benefit under the Contract will be the Surrender Value upon assignment or a change in ownership of the Contract unless the new assignee or Contract Owner meets the qualifications specified in the Death Benefit section of this Contract.

If any Contract Owner is not a natural person, the change of the Annuitant will be treated as the death of the Contract Owner.

Nationwide

Nationwide is a stock life insurance company organized under Ohio law. In exchange for the Purchase Payment made under this Contract, Nationwide issues the Contract to the Contract Owner, assumes certain risks, and promises to make certain payments.

In issuing this Contract, Nationwide intends to offer only annuity and related benefits (including death benefits) to individuals and their beneficiaries. These benefits result in Nationwide assuming certain risks. This Contract is not intended for use by institutional investors, people trying to cover risks involving multiple lives with a single contract, or by someone trying to cover a single life with multiple Nationwide contracts.

Nationwide’s failure to detect, mitigate or eliminate altered risk does not act as a waiver of its rights and does not bar Nationwide from asserting its rights at a future date.

Contract Owner

The Contract Owner has all rights under the Contract before the Annuitization Date, unless a Joint Owner is named. If the person purchasing the Contract names someone else as the Contract Owner, then the purchaser will have no rights under the Contract.

The Annuitant becomes the Contract Owner on the Annuitization Date, if the Contract is then in force.

Joint Owner

A Joint Owner, if any, must be a spouse of the Contract Owner at the time joint ownership is requested. The Contract Owner and Joint Owner have an undivided interest in the Contract and any exercise of ownership rights in the Contract must be in writing and signed by both the Contract Owner and the Joint Owner. A Joint Owner may only be named for Non-Qualified Contracts.

Annuitant

The Annuitant is the person who will receive annuity payments upon Annuitization and the person whose death prior to the Annuitization Date triggers payment of the Death Benefit. On the Date of Issue, the Annuitant must be no older than the Maximum Annuitant Age shown on the Contract Specifications Page unless Nationwide approves a request for the Annuitant to be older. The Annuitant may not be changed without Nationwide’s written consent.

Contingent Annuitant

If the Annuitant dies before the Annuitization Date, the Contingent Annuitant becomes the Annuitant. On the Date of Issue, the Contingent Annuitant must be no older than the Maximum Contingent Annuitant Age shown on the Contract Specifications Page unless Nationwide has approved a request for a Contingent Annuitant to be older. If the Contingent Annuitant becomes the Annuitant, all provisions of the Contract which are based on the death of the Annuitant prior to the Annuitization Date will be based on the death of the last survivor of the Annuitant and Contingent Annuitant, and no new Contingent Annuitant can be named. A Contingent Annuitant may be named only for Non-Qualified Contracts. Distributions will be required pursuant to the Required Distributions – Non-Qualified Contracts section of this Contract.

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Beneficiaries and Contingent Beneficiaries

Beneficiaries may be entitled to certain rights under the Contract. Whether these rights actually vest depends on several conditions. A Contingent Beneficiary has no rights unless the Contingent Beneficiary survives all Beneficiaries and such Beneficiaries (had they survived) would be entitled to receive payments under the Contract. The right to receive payments under the Contract, including the Death Benefit, is described in detail in the Death Benefit Payment section of this Contract.

Unless otherwise directed by the Contract Owner, the following will apply:

1)

after the death of the Contract Owner (assuming all rights vest with the Beneficiary(ies) as described in the preceding paragraphs), each Beneficiary may name a successor beneficiary. A successor beneficiary will have the right to receive any Contract proceeds remaining after the Beneficiary dies;

2)	if there is more than one Beneficiary, each will share equally in any right to receive payment;

3)	if there is more than one Contingent Beneficiary, each will share equally in any right to receive payment.

Change of Parties Named in the Contract

The Contract Owner may request a change in the Contract Owner, Joint Owner, Annuitant, Contingent Annuitant, Beneficiary or Contingent Beneficiary in writing. If approved by Nationwide, the change will be effective as of the date the written request was signed, unless otherwise specified by the Contract Owner. Nationwide, however, is not responsible for payment or other actions taken before the change request is received by Nationwide.

To the extent allowed by state law, Nationwide reserves the right to refuse its consent to any request to change the Contract Owner at any time on a non-discriminatory basis if the change would violate or result in noncompliance with any applicable state or federal law or regulation.

The Death Benefit under the Contract will be the Surrender Value upon assignment or a change in ownership of the Contract unless the new assignee or Contract Owner meets the qualifications specified in the Death Benefit section of this Contract.

CONTRACT ACCUMULATION PROVISIONS

Purchase Payment

The Contract is issued in consideration of the Purchase Payment paid by the Contract Owner. Purchase Payments are accepted by Nationwide at its Home Office. The Purchase Payment is required on the Date of Issue and must be at least the Minimum Purchase Payment shown on the Contract Specifications Page.

The Purchase Payment and any other purchase payments for any other annuity contracts issued by Nationwide with the same Contract Owner, Annuitant, or Contingent Annuitant, in aggregate, may not exceed $1,000,000. If the Purchase Payment causes a violation of this limitation, the Purchase Payment will be returned, and the Contract will not be issued unless Nationwide agrees in writing.

If multiple payments are received as part of the Purchase Payment, if permitted by Nationwide, the Contract will be issued once all such payments are received. Nationwide reserves the right to hold multiple payments received as part of the Purchase Payment in a non-interest-bearing account until the Date of Issue.

Strategies

This Contract offers one or more Strategies, which are described in Contract endorsements. The total amount of Strategy Earnings credited to the Contract, if any, will be based on the specific Strategy(ies) elected by the Contract Owner over the course of one or more Strategy Terms. Each Strategy has its own Crediting Factors. Strategy Earnings

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are calculated separately for each Strategy. If you are simultaneously invested in the same Strategy for Strategy Terms that began on different dates, those investments are considered separate Strategies for purposes of the Maximum Number of Strategies shown on the Contract Specifications Page and for calculating the values and Strategy Earnings under the Contract.

At any time on or after the Date of Issue, the Contract Owner may allocate Contract Value to no more Strategies than the Maximum Number of Strategies shown on the Contract Specifications Page. The Strategies available on the Date of Issue are shown on the Contract Specifications Page. The Contract Owner is not permitted to transfer Contract Value from one Strategy to another Strategy during the Strategy Term of either Strategy. At the end of a Strategy Term for a Strategy, the Contract Owner can remain in the currently elected Strategy (if it will be available for a subsequent Strategy Term at the end of the current Strategy Term) or may elect to transfer the Contract Value allocated to that Strategy to one or more other Strategies that will be available for a subsequent Strategy Term at the end of the current Strategy Term.

For each Strategy, at least 30 days prior to the end of the corresponding Strategy Term, Nationwide will send a notification to the Contract Owner that will include information regarding the Strategies that will be available at the end of the current Strategy Term, the Crediting Factors associated with those Strategies, and instructions on how to communicate the Contract Owner’s Strategy election(s) to Nationwide.

If Nationwide does not receive instructions from the Contract Owner by the applicable Strategy Term End Date, the Contract Owner will remain in the same Strategy as the previous Strategy Term using the Crediting Factors applicable to the Strategy for the upcoming Strategy Term. If that Strategy is no longer available for investment, the Contract Value allocated to that Strategy will be transferred to the Default Option listed on the Contract Specifications Page.

Nationwide may, at its sole discretion, make new Strategies available, make existing Strategies unavailable, or change the Crediting Factors for the Strategies. Any such changes will not affect Strategy Terms already in effect and will become effective on the first day of a new Strategy Term.

Strategy Value

The Strategy Value is an amount used to calculate the Strategy Accumulation Value and Modified Strategy Value for a Strategy.

On the Date of Issue, the Strategy Value of a Strategy equals the Purchase Payment allocated to that Strategy.

On the first day of each subsequent Strategy Term, the Strategy Value of a Strategy equals the Strategy Value on the previous Strategy Term End Date plus amounts transferred in on that Strategy Term End Date minus amounts transferred out on that Strategy Term End Date.

On any day during a Strategy Term, the Strategy Value for a Strategy equals A – B + C + D – E, where:

A =	The Strategy Value on the first day of the Strategy Term, as described above;

B =	The amount of all Gross Withdrawals deducted from that Strategy during the Strategy Term;

C =	The total amount of Strategy Earnings credited to that Strategy during the Strategy Term;

D =	The amount of any adjustment to the Strategy Value of that Strategy in connection with a Death Benefit during the Strategy Term (see the Death Benefit section of this Contract);

E =	The amount of all premium taxes deducted from that Strategy during the Strategy Term.

Strategy Accumulation Value

The Strategy Accumulation Value is a value calculated by Nationwide solely for the purpose of calculating other values under the Contract. On any given date during a Strategy Term, the Strategy Accumulation Value represents the sum of the Strategy Value plus any unrealized Strategy Earnings calculated using only the SEP.

At any time during a Strategy Term, the Strategy Accumulation Value for a Strategy equals the Strategy Value x (1 + SEP).

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Modified Strategy Value

The Modified Strategy Value represents the maximum Gross Withdrawal that may be taken from a Strategy as of a given date during a Strategy Term.

At any time during a Strategy Term, the Modified Strategy Value for a Strategy equals the lesser of A or B, where:

A = the Strategy Accumulation Value

B = C + D, where:

C = the portion of the Remaining Preferred Withdrawal Amount attributable to the Strategy (see Remaining Preferred Withdrawal Amount)

D = d1 x (d2 – d3), but never less than zero, where:

d1 = 1 + NSEP on that date

d2 = the Strategy Value on that date

d3= C / (1 + SEP on that date)

Remaining Preferred Withdrawal Amount

The Remaining Preferred Withdrawal Amount represents the maximum possible Preferred Withdrawal from the Contract as of a given date during a Strategy Term. The Remaining Preferred Withdrawal Amount is equal to the sum of the Remaining Preferred Withdrawal Amounts attributable to each Strategy.

At any time during a Strategy Term, the portion of the Remaining Preferred Withdrawal Amount attributable to a Strategy equals A x B / C, where:

A = The Remaining Preferred Withdrawal Amount;

B = The Strategy Accumulation Value for that Strategy;

C = The Contract Accumulation Value.

Strategy Earnings

For each Strategy, Strategy Earnings are the sum of any Term Strategy Earnings and Interim Strategy Earnings. On a Strategy Term End Date, Nationwide will calculate and credit Term Strategy Earnings to the Strategy Value. Upon a partial withdrawal or full surrender, Nationwide will calculate and credit Interim Strategy Earnings.

Term Strategy Earnings

For each Strategy, Nationwide will credit Term Strategy Earnings to the Strategy Value only on a Strategy Term End Date. The amount of any Term Strategy Earnings depends on appreciation or depreciation in the elected Strategy, which is determined by using the SEP. The SEP is calculated using the Strategy’s Crediting Factors. Term Strategy Earnings may be positive or negative or equal to zero.

Term Strategy Earnings will be calculated using the following formula:

Term Strategy Earnings = Strategy Value x SEP

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Interim Strategy Earnings

On any day during a Strategy Term (including the Strategy Term End Date), the Contract Owner may take a partial withdrawal or full surrender as described in this Contract. Any such partial withdrawal or full surrender will be calculated as described in the Calculating Preferred Withdrawals and Non-Preferred Withdrawals section of this Contract.

Interim Strategy Earnings equal zero on a Strategy Term End Date. On any date other than a Strategy Term End Date, Interim Strategy Earnings are determined as follows:

●	If the Gross Withdrawal is less than or equal to the Remaining Preferred Withdrawal Amount, Interim Strategy Earnings for each Strategy are calculated using the following formula:

Interim Strategy Earnings = SEP x the portion of the Preferred Withdrawal attributable to the Strategy/ (1 + SEP)

●	If the Gross Withdrawal is greater than the Remaining Preferred Withdrawal Amount, Interim Strategy Earnings for each Strategy are calculated as A + B, where:

A = SEP x the portion of the Preferred Withdrawal attributable to the Strategy / (1 + SEP);

B = NSEP x the portion of the Non-Preferred Withdrawal attributable to the Strategy / (1 + NSEP).

See Calculating Preferred Withdrawals and Non-Preferred Withdrawals for the calculation that determines what portion of a Preferred Withdrawal and/or Non-Preferred Withdrawal is attributable to each Strategy.

OPERATION OF THE CONTRACT

Deduction for Premium Taxes

Nationwide will reduce the Contract Value by the amount of any premium taxes levied by a state or any other government entity. The method used to recover premium taxes will be determined by Nationwide at its sole discretion and in compliance with applicable law. Nationwide currently deducts such premium taxes from the Contract Value at the following times:

1)	at the time the Contract is surrendered in full,

2)	on the Annuitization Date, or

3)	any other date when Nationwide is subject to the premium taxes.

Premium taxes may be deducted from the Death Benefit.

Surrenders/Withdrawals

While this Contract is in force, the Contract Owner may take a partial withdrawal or full surrender of the Contract Value prior to the Annuitization Date or the death of the Annuitant. A partial withdrawal or full surrender request must be made in writing or in a form otherwise acceptable to Nationwide. For a partial withdrawal, the Cash Withdrawal must be at least $100. Nationwide reserves the right to require that the signature(s) associated with any partial withdrawal or full surrender request be guaranteed by a qualifying institution or other firm qualified to give such a guaranty.

Nationwide has the right to suspend or delay the date of any partial withdrawal or full surrender payment when the partial withdrawal or full surrender request is in a form that is not acceptable to Nationwide. Nationwide further reserves the right to delay payment of a partial withdrawal or full surrender for up to six months from the date the request is received by Nationwide, subject to regulatory approval.

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The Contract Owner may request a partial withdrawal (by dollar amount) in the form of a Gross Withdrawal or a Cash Withdrawal. If the Contract Owner requests a Gross Withdrawal, the Cash Withdrawal may be less than the amount requested after applying any applicable CDSC or MVA, and deducting taxes. If the Contract Owner requests a Cash Withdrawal, the Contract Owner will receive the amount requested, but the Contract Value will be reduced by the amount of the Net Withdrawal, which may be more or less than the Cash Withdrawal. Gross Withdrawals are always deducted from the Strategies as described in the Calculating Preferred Withdrawals and Non-Preferred Withdrawals section of this Contract. As a result, the Net Withdrawal will be deducted from each Strategy in proportion to its Strategy Value.

When Nationwide receives a completed partial withdrawal request in a form acceptable to Nationwide (including all information necessary for Nationwide to process the partial withdrawal), Nationwide will process the request by deducting the Net Withdrawal from the Contract Value and remitting the Cash Withdrawal to the Contract Owner. As a result of the partial withdrawal, the Modified Contract Value will be reduced by the amount of the Gross Withdrawal.

When Nationwide receives a completed full surrender request in a form acceptable to Nationwide (including all information necessary for Nationwide to process the full surrender), the Contract Owner will receive the Surrender Value, less any applicable taxes withheld. A full surrender terminates the Contract.

Partial withdrawals and surrenders cannot be requested from one or more specific Strategies. Any such request is processed as described in the Calculating Preferred Withdrawals and Non-Preferred Withdrawals section of this Contract.

Nationwide may treat a request for a partial withdrawal as a request for a full surrender of the Contract if: (a) any portion of the partial withdrawal is a Non-Preferred Withdrawal; (b) the partial withdrawal would reduce the Contract Value to an amount less than the Minimum Contract Value Amount specified on the Contract Specifications Page; and (c) the Purchase Payment minus the sum of any Gross Withdrawals since the Date of Issue is less than the Minimum Contract Value Amount specified on the Contract Specifications Page.

Preferred Withdrawals

Each Contract Year, the Contract Owner may take total Gross Withdrawals of an amount up to that Contract Year’s Preferred Withdrawal Amount without incurring a CDSC or MVA. These withdrawals may be taken in one or more transactions (each, a Preferred Withdrawal). Interim Strategy Earnings for Preferred Withdrawals are calculated using the SEP. At the start of each Contract Year and immediately prior to any withdrawal on that date, the Preferred Withdrawal Amount is calculated as the greater of:

a)

The Contract Value on the first day of that Contract Year (immediately prior to any partial withdrawal or full surrender on that date) multiplied by the applicable Preferred Withdrawal Percentage shown on the Contract Specifications Page, or

b)	The amount required to meet minimum distribution requirements for this Contract under the Code.

Additionally, at the start of each Contract Year, the Remaining Preferred Withdrawal Amount is set equal to the Preferred Withdrawal Amount. Each Preferred Withdrawal during the Contract Year decreases the Remaining Preferred Withdrawal Amount by the Preferred Withdrawal, but not to less than zero.

Each Contract Year’s Preferred Withdrawal Amount is non-cumulative. This means any portion of the Preferred Withdrawal Amount not taken by the Contract Owner in a given Contract Year cannot be added to the Preferred Withdrawal Amount in any later Contract Year.

Non-Preferred Withdrawals

A Non-Preferred Withdrawal is any portion of a Gross Withdrawal that is in excess of the Remaining Preferred Withdrawal Amount. Non-Preferred Withdrawals may be subject to any applicable CDSC and an MVA, and Interim Strategy Earnings for a Non-Preferred Withdrawals are calculated using the NSEP.

VACC-0113AO	14	(Standard) (2/2020)

Calculating Preferred Withdrawals and Non-Preferred Withdrawals

A Preferred Withdrawal is equal to the sum of the portions of the Preferred Withdrawal attributable to each Strategy, and a Non-Preferred Withdrawal is equal to the sum of the portions of the Non-Preferred Withdrawal attributable to each Strategy. When a partial withdrawal or full surrender is made, the portion of any Preferred Withdrawal attributable to each Strategy and the portion of any Non-Preferred Withdrawal attributable to each Strategy will be calculated using the two-step process described below.

Step 1: The portion of the Preferred Withdrawal attributable to each Strategy will equal A x B / C, where:

A = The dollar amount of the Preferred Withdrawal associated with the partial withdrawal or full surrender;

B = The Strategy Accumulation Value for the Strategy (prior to the partial withdrawal or full surrender);

C = The Contract Accumulation Value (prior to the partial withdrawal or full surrender).

Step 2: The portion of the Non-Preferred Withdrawal attributable to each Strategy will equal A x (B – C) / (D – E), where:

A = The dollar amount of the Non-Preferred Withdrawal associated with the partial withdrawal or full surrender;

B = The Modified Strategy Value for the Strategy (prior to the partial withdrawal or full surrender);

C = The portion of a Preferred Withdrawal attributable to the Strategy as calculated in Step 1;

D = The Modified Contract Value (prior to the partial withdrawal or full surrender);

E = The dollar amount of the Preferred Withdrawal associated with the partial withdrawal or full surrender.

Contingent Deferred Sales Charge (CDSC)

A CDSC may be assessed on any partial withdrawal or full surrender from the Contract. The CDSC equals the CDSC Base multiplied by the CDSC Percentage. The CDSC Percentages are shown on the Contract Specifications Page. The value of the CDSC Base depends on the type of withdrawal being taken, as described below.

Partial Withdrawal

For Gross Withdrawals that are less than or equal to the Remaining Preferred Withdrawal Amount, the CDSC Base is zero and no CDSC is assessed on that partial withdrawal.

For Gross Withdrawals that are greater than the Remaining Preferred Withdrawal Amount, the CDSC Base for the partial withdrawal equals the Gross Withdrawal minus the Remaining Preferred Withdrawal Amount.

Full Surrender

If the Modified Contract Value is less than or equal to the Remaining Preferred Withdrawal Amount, the CDSC Base is zero and no CDSC is assessed on that full surrender.

If the Modified Contract Value is greater than the Remaining Preferred Withdrawal Amount, the CDSC Base for a full surrender equals the Modified Contract Value minus the Remaining Preferred Withdrawal Amount.

Market Value Adjustment (MVA)

A Market Value Adjustment (MVA) endorsement may be added to your contract. If applicable, the MVA may be applied upon taking a partial withdrawal or full surrender. The MVA may be positive, negative, or equal to zero. The MVA is described in the Market Value Adjustment (MVA) Endorsement. The MVA is the dollar value of the Market Value Adjustment when a Contract Owner takes a Gross Withdrawal in excess of the Remaining Preferred Withdrawal Amount.

VACC-0113AO	15	(Standard) (2/2020)

Waiver of Contingent Deferred Sales Charge (CDSC) and MVA

Nationwide may waive (or reduce) any applicable CDSC and waive some or part of the MVA for the following transactions:

1)	No CDSC or MVA is charged on payment of the Death Benefit or on any partial withdrawals or full surrenders after the Death Benefit is paid.

2)

Nationwide may decide not to charge a CDSC and/or apply an MVA if the Contract is surrendered in exchange for another contract issued by Nationwide or one of its affiliated insurance companies. A CDSC and/or MVA may apply to the contract received in exchange for the Contract. If another contract issued by Nationwide or one of its affiliates is exchanged for the Contract, Nationwide may reduce the CDSC and/or waive part of the MVA on the Contract.

Surrender Value

Nationwide guarantees that, upon full surrender, the Contract Owner will receive the Surrender Value less any applicable taxes. The Surrender Value is equal to the Modified Contract Value less any applicable CDSC plus any MVA (which may be positive, negative, or equal to zero).

FEDERAL TAX PROVISIONS

This Contract is intended to be treated as an annuity contract for federal income tax purposes. Accordingly, all provisions of this Contract shall be interpreted and administered in accordance with the requirements of Section 72(s) of the Code. In no event shall any payment be deferred beyond the time limits permitted by Section 72(s) of the Code. Nationwide reserves the right to amend this Contract to comply with requirements set out in the Code and regulations and rulings thereunder, as they may exist from time to time.

Any required distributions under the Contract will be determined using the expected return multiples in the income tax regulations and calculated in accordance with the calculation methods made available to Nationwide.

Required Distributions – Non-Qualified Contracts

Upon the death of a Contract Owner, the designated beneficiary (as defined in this provision) must elect a method of distribution which complies with requirements of the Code and is acceptable to Nationwide. Such election must be made within 60 days of the Contract Owner’s death.

Upon the death of any Contract Owner or Joint Owner (including an Annuitant who becomes the Contract Owner of the Contract on the Annuitization Date) (each of the foregoing are termed a “deceased Contract Owner”), certain distributions for Non-Qualified Contracts are required by Section 72 of the Code. Notwithstanding any provision of the Contract to the contrary, the following distributions will be made in accordance with such requirements.

1)

If any Contract Owner dies on or after the Annuitization Date and before the entire interest under the Contract has been distributed, then the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution in effect as of the date of such deceased Contract Owner’s death.

2)

If any Contract Owner dies prior to the Annuitization Date, then the entire interest in the Contract (consisting of either the Death Benefit or the Surrender Value) will be distributed within five years of the death of the deceased Contract Owner, provided however:

a)

If any portion of such interest is payable to or for the benefit of a natural person who is a surviving Contract Owner, Joint Owner, Annuitant, Contingent Annuitant, Beneficiary or Contingent Beneficiary as the case may be (each a “designated beneficiary”), such portion may, at the election of the designated beneficiary, be distributed over the life of such designated beneficiary, or over a period not extending beyond the life expectancy of such designated beneficiary, provided that payments begin within one year

VACC-0113AO	16	(Standard) (2/2020)

of the date of the deceased Contract Owner’s death (or such longer period as may be permitted by federal income tax regulations). Life expectancy and the amount of each payment will be determined as prescribed by federal income tax regulations.

b)

If the designated beneficiary is the surviving spouse of the deceased Contract Owner, such spouse may elect to become the Contract Owner of this Contract, and the distributions required under this Required Distributions – Non-Qualified Contracts section will be made upon the death of such spouse.

In the event that the Contract Owner is a person that is not a natural person (e.g., a trust or corporation), then, for purposes of this Required Distributions – Non-Qualified Contracts section, (i) the death of the Annuitant will be treated as the death of any Contract Owner, (ii) any change of the Annuitant will be treated as the death of any Contract Owner, and (iii) in either case the appropriate distribution required under these distribution rules will be made upon such death or change, as the case may be. The Annuitant is the primary Annuitant as defined in Section 72(s)(6)(B) of the Code.

This Required Distributions – Non-Qualified Contracts section will not be applicable to any Contract that is not required to be subject to the provisions of Section 72 of the Code by reason of Section 72(s)(5) or any other law or rule. Such Contracts include, but are not limited to, any Contract which is:

●	provided under a plan described in Section 401(a) of the Code which includes a trust exempt from tax under Section 501 of the Code;

●	provided under a plan described in Section 403(a) of the Code;

●	described in Section 403(b) of the Code;

●	an individual retirement annuity or provided under an individual retirement account or annuity as described in Section 408 of the Code; or

●	a qualified funding asset (as defined in Section 130(d) of the Code, but without regard to whether there is a qualified assignment).

Required Distributions – Other Contract Types

If the Contract is issued other than as a Non-Qualified Contract, the Contract Owner will receive an endorsement containing federal tax information applicable to that contract type.

Marriages, Domestic Partnerships, and Other Similar Relationships

Revenue Ruling 2013-17 declared that the terms “spouse,” “husband and wife,” “husband” and “wife” do not include individuals (whether of the opposite sex or the same sex) who have entered into a registered domestic partnership, civil union, or other similar formal relationship recognized under state law that is not denominated as a marriage under the laws of that state. Therefore, the favorable income-deferral options afforded by federal tax law to a married spouse under Code sections 72(s) and 401(a)(9) are not available to individuals who have entered into a domestic partnership, civil union, or other similar formal relationship recognized under state law that is not denominated as a marriage under the laws of that state.

SUCCESSION OF RIGHTS AND THE DEATH BENEFIT

Whether a party to the Contract has certain rights (including the right to receive the Death Benefit) depends on whether certain parties under the Contract (such as a Contingent Annuitant or Joint Owner) have been named and whether the Contract Owner and the Annuitant are the same person.

VACC-0113AO	17	(Standard) (2/2020)

Death of the Contract Owner/Joint Owner Before the Annuitization Date

If the Contract Owner (or a Joint Owner, if any) and the Annuitant are not the same person and the Contract Owner or Joint Owner dies before the Annuitization Date and while the Contract is in force, no Death Benefit is payable and contractual rights succeed in the following order:

1)	Joint Owner. If there is a surviving Joint Owner, he or she remains or becomes the Contract Owner.

2)	Beneficiary(ies). If there is no surviving Joint Owner, the Beneficiary(ies) becomes the new Contract Owner.

3)	Contingent Beneficiary(ies). If there is no surviving Beneficiary(ies), the Contingent Beneficiary(ies) becomes the new Contract Owner.

4)	Last surviving Contract Owner’s estate. If there is no surviving Contingent Beneficiary(ies), then the last surviving Contract Owner’s estate becomes the new Contract Owner.

Death of Contract Owner/Annuitant Before the Annuitization Date

If the Annuitant dies before the Annuitization Date, and the Annuitant is the Contract Owner or Joint Owner, then the Contingent Annuitant, if any, becomes the Annuitant and no Death Benefit is payable.

If there is no Contingent Annuitant, and the Contract Owner (or a Joint Owner, if any) and the Annuitant are the same person, and that person dies before the Annuitization Date and while the Contract is in force, the Death Benefit becomes payable. Rights to the Death Benefit are determined in the following order:

1)	Joint Owner. If there is a surviving Joint Owner, the surviving Joint Owner is entitled to the Death Benefit.

2)	Beneficiary(ies). If there is no surviving Joint Owner, the Beneficiary(ies) is entitled to the Death Benefit.

3)	Contingent Beneficiary(ies). If there is no surviving Beneficiary(ies), the Contingent Beneficiary(ies) is entitled to the Death Benefit.

4)	Last surviving Contract Owner’s estate. If there is no surviving Contingent Beneficiary(ies), then the last surviving Contract Owner’s estate is entitled to the Death Benefit.

Death of Annuitant Before the Annuitization Date

If the Annuitant dies before the Annuitization Date, and the Annuitant is not the Contract Owner or Joint Owner, then the Contingent Annuitant, if any, becomes the Annuitant and no Death Benefit is payable.

If there is no surviving Contingent Annuitant, and the Annuitant is not the Contract Owner or Joint Owner, and the Annuitant dies before the Annuitization Date and while the contract is in force, the Death Benefit becomes payable. Rights to the Death Benefit are determined in the following order:

1)	Beneficiary(ies). The Beneficiary(ies) is entitled to the Death Benefit.

2)	Contingent Beneficiary(ies). If there is no surviving Beneficiary(ies), the Contingent Beneficiary(ies) is entitled to the Death Benefit.

3)	Last surviving Contract Owner’s estate. If there is no surviving Contingent Beneficiary(ies), then the last surviving Contract Owner’s estate is entitled to the Death Benefit.

VACC-0113AO	18	(Standard) (2/2020)

Death Benefit Payment

The Death Benefit is only payable on the death of the Annuitant provided such death occurs before the Annuitization Date, while the Contract is in force, and there is no Contingent Annuitant. If there is a Contingent Annuitant, then the Death Benefit is payable on the later of the death of the Annuitant and the death of the Contingent Annuitant. The amount of the Death Benefit is determined as of the date Nationwide receives proper proof of death.

Prior to paying the Death Benefit, Nationwide must receive in writing at its Home Office the following three items: (1) proper proof of death; (2) an election specifying the method of distribution; and (3) state required forms, if any.

Nationwide will accept any one of the following as proper proof of death:

●	a certified copy of the death certificate;

●	a copy of a certified decree of a court of competent jurisdiction as to the finding of death;

●	a written statement by a medical doctor who attended the deceased; or

●	any other proof Nationwide finds acceptable.

Premium taxes may be deducted from the Death Benefit.

Death Benefit Payment Options

The recipient of the Death Benefit must elect a method of distribution that complies with any applicable Code requirements.

The following applies to the payment of the Death Benefit:

1)	If the person entitled to receive the Death Benefit is the surviving spouse of the deceased Contract Owner, the surviving spouse can do one of the following:

a.	Elect to receive their portion of the Death Benefit as a lump sum;

b.	Elect to receive their portion of the Death Benefit as an annuity;

c.	Elect to receive their portion of the Death Benefit as any distribution that is permitted by state and federal regulations and is acceptable to Nationwide; or

d.	Continue the Contract with his or her portion of the Death Benefit and become the new Contract Owner.

2)	For any other person(s) entitled to receive the Death Benefit, he or she can do one of the following:

a.	Elect to receive their portion of the Death Benefit as a lump sum;

b.	Elect to receive their portion of the Death Benefit as an annuity; or

c.	Elect to receive their portion of the Death Benefit as any distribution that is permitted by state and federal regulations and is acceptable to Nationwide.

If the Contract has more than one Beneficiary entitled to the Death Benefit, the Contract Value will continue to be allocated to the applicable Strategies until the first Beneficiary provides Nationwide with all the information necessary to pay that Beneficiary’s portion of the Death Benefit. At the time the first Beneficiary’s proceeds are paid, the remaining portion(s) of the Death Benefit that is allocated to the Strategies will be reallocated to the Transition Account until instructions are received from the remaining Beneficiary(ies).

If any Beneficiary entitled to receive the Death Benefit elects to continue the Contract as the new contract owner or becomes a beneficial owner of the Contract, the Beneficiary’s entire portion of the Death Benefit will be automatically reallocated to the Default Option identified on the Contract Specifications Page. This reallocation to the Default Option will occur on the date the Beneficiary’s election is received in good order. The Default Option’s Strategy Term will begin on the date the Beneficiary’s portion of the Death Benefit is reallocated to the Default Option. The Crediting

VACC-0113AO	19	(Standard) (2/2020)

Factors applicable to the Default Option will be the new business Crediting Factors in effect on the date the Beneficiary’s portion of the Death Benefit is reallocated to the Default Option. Thereafter, any partial withdrawal or full surrender is treated as a Preferred Withdrawal.

Transition Account

The Transition Account is a short-term liquid investment account. Nationwide establishes rates for all amounts in the Transition Account on a monthly basis, but Nationwide does not guarantee that it will set monthly rates at any specific minimum rate. The Transition Account is not designed for long term investing. The Contract Owner cannot elect to allocate Contract Value to the Transition Account. See Death Benefit Payment Options and Death of the Contract Owner/Joint Owner Before the Annuitization Date sections of this Contract.

Death Benefit

Prior to the Annuitization Date while the Contract is in force, the Death Benefit will equal the Contract Accumulation Value (or CAV) on the date the Death Benefit is payable, except as provided below.

On the date the Death Benefit is payable, the Strategy Value for each Strategy is adjusted to equal its Strategy Accumulation Value on that date. As a result, the Contract Value is adjusted to equal the Contract Accumulation Value on that date. This adjustment to the Contract Value is considered payment of the Death Benefit. This adjustment can increase or decrease the Contract Value.

After the Death Benefit is paid, any partial withdrawal or full surrender is treated as a Preferred Withdrawal.

If the Contract Owner is changed or the Contract is assigned prior to the death of the Annuitant, the Death Benefit will be the Surrender Value, except the Death Benefit will continue to be the Contract Accumulation Value in the following circumstances:

1)

the new Contract Owner or assignee assumes full ownership of the Contract and is essentially the same person (e.g. an individual ownership changed to a personal revocable or irrevocable trust; a change to the Contract Owner’s spouse, or a spouse’s irrevocable or revocable trust, during the Contract Owner’s lifetime; a change to a court appointed guardian representing the Contract Owner during the Contract Owner’s lifetime; etc.);

2)	ownership of a Contract issued as an IRA or Roth IRA is being changed from one custodian to another, from the Contract Owner to a custodian, or from a custodian to the Contract Owner;

3)	the assignment is for the purpose of effectuating an exchange pursuant to Section 1035 of the Code; or

4)	the change is the removal of a Contract Owner when the Contract is jointly owned.

ANNUITIZATION

The other sections within the Contract primarily deal with provisions involving the accumulation of amounts in the various contract investment options, certain contractual benefits and rights that occur prior to receiving any annuity payments.

This Annuitization section primarily describes the right to receive certain payments upon Annuitization, including guarantees with respect to certain life contingent payment options.

Annuity Commencement Date

The Annuity Commencement Date is selected by the Contract Owner. The date must be at least two years after the Date of Issue. If an Annuity Commencement Date is not selected, it will be the date the Annuitant reaches age 90.

The Contract Owner may change the Annuity Commencement Date if the following requirements are met:

VACC-0113AO	20	(Standard) (2/2020)

(1)	the requested change is before the Annuitization Date;

(2)	the change is made in writing and approved by Nationwide;

(3)	the new Annuity Commencement Date is not later than the first day of the first calendar month after the Annuitant’s 90th birthday, unless Nationwide agrees to a later date in writing.

A change will become effective as of the date requested but will not apply to any action taken by Nationwide before it is recorded at Nationwide’s Home Office.

Annuitization Process

Annuitization is irrevocable once annuity payments have begun. The Contract Owner must elect an annuity payment option and inform Nationwide in writing to annuitize the Contract.

Actual purchase rates used to determine annuity payments will be those in effect on the Annuitization Date. Annuity benefits at the time of their commencement will not be less than those that would be provided by the application of the Surrender Value to purchase a single premium immediate annuity contract at purchase rates offered by Nationwide at the time to the same class of annuitants.

Calculation of Fixed Annuity Payments

The first payment of a fixed payment annuity is determined by applying the portion of the Surrender Value specified by the Contract Owner, less applicable premium tax, to the fixed annuity table in effect on the Annuitization Date for the annuity payment option elected.

The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than 0.5% minimum interest. The purchase rate tables are based on the sex-distinct Annuity 2012 Basic Mortality table (Age Last Birthday) using a ten-year age setback with Projection Scale G2 with Conservatism (ALB) at 0.5% interest. For purposes of the purchase rate tables, the payees’ actual ages as of their respective last birthdays are used. Other combinations are available upon request.

Frequency and Amount of Payments

All annuity payments will be mailed within 10 Business Days of the scheduled payment date. Payments will be made based on the annuity payment option selected and frequency selected.

However, if any annuity payment would be or becomes less than the Minimum Annuity Payment Amount, Nationwide may change the frequency of payments to an interval that results in payments of at least the Minimum Annuity Payment Amount. The Minimum Annuity Payment Amount is shown on the Contract Specifications Page. In no event will Nationwide make payments under an annuity option less frequently than annually. If any annuity payment would be or becomes less than the Minimum Annuity Payment Amount, Nationwide has the right to pay this amount in one lump sum instead of periodic annuity payments.

Large Size Annuity Contracts

Any references in this Contract to Purchase Payment amounts in excess of $1,000,000 are assumed to have been approved by Nationwide as described in the Purchase Payment subsection of the Contract Accumulation Provisions section of this Contract.

Notwithstanding any other provision in the Contract, the provisions in this section will apply to all issued Contracts for which a Purchase Payment received, and/or the amount of Surrender Value that is annuitized, exceed $2,000,000.

Nationwide may limit the available annuity payment option to a fixed Single Life Annuity with a guaranteed period of payments through age 95 or 20 years (whichever is greater).

VACC-0113AO	21	(Standard) (2/2020)

In addition, Nationwide may limit the amount of the Surrender Value applied to an annuity payment option to $5,000,000 per Contract and/or for all Nationwide issued annuity contracts with the same Annuitant. For amounts in excess of $5,000,000, the Contract Owner must:

(1)	reduce the amount to be annuitized to $5,000,000 or less by taking a partial withdrawal from the Contract;

(2)	reduce the amount to be annuitized to $5,000,000 or less by exchanging the portion of the Surrender Value in excess of $5,000,000 to another annuity contract; or

(3)	annuitize the portion of the Surrender Value in excess of $5,000,000 under an annuity payment option with a term certain, if available.

Selection of Annuity Payment Option

The Contract Owner may select an annuity payment option prior to Annuitization. The following applies to the selection of an annuity payment option:

(1)	If no annuity payment option is selected, Nationwide will automatically set it as a fixed Single Life Annuity With 240 Monthly Payments Guaranteed.

(2)	Whether the annuity payment option is selected by the Contract Owner or established automatically by Nationwide the annuity payment option may not be changed.

(3)	annuity payment options available may be limited based on age of the Annuitant (and any designated second person upon whose continuation of life any lifetime payments may depend).

(4)

annuity payment options may also be limited based on requirements under the Code. The annuity payment options found in the Contract are guaranteed to be available by Nationwide subject to the restrictions set forth in the preceding paragraphs and the Large Size Annuity Contracts subsection of the Annuitization section.

Single Life Annuity

The amount to be paid under this option will be paid during the lifetime of the Annuitant. Payments will cease with the last payment due prior to the death of the Annuitant. This option is not available for Annuitants who are 86 or older on the Annuitization Date.

No withdrawals other than the scheduled annuity payments are permitted. No Death Benefit will be paid.

Standard Joint and Survivor Annuity

The amount to be paid under this option will be paid during the joint lifetimes of the Annuitant and a designated second person. Payments will continue as long as either is living. Payments will cease with the last payment due prior to the death of the last survivor of the Annuitant and the designated second person. This option is not available for Annuitants or designated second persons who are 86 or older on the Annuitization Date.

No withdrawals other than the scheduled annuity payments are permitted. No Death Benefit will be paid.

Single Life Annuity With 10 or 20 Year Term Certain

The amount to be paid under this option will be paid monthly during the lifetime of the Annuitant. A guaranteed term of 10 or 20 years may be selected. If the Annuitant dies prior to the end of this guaranteed period, the recipient chosen by the Contract Owner will receive the remaining monthly guaranteed payments.

No withdrawals other than the scheduled annuity payments are permitted.

VACC-0113AO	22	(Standard) (2/2020)

Any Other Option

Payment options not set forth in the Contract are available only if they are approved by Nationwide.

Confirmation of Annuity Payments

Nationwide will issue within 30 days of the Annuitization Date a confirmation of the elected annuity payment option.

VACC-0113AO	23	(Standard) (2/2020)

GUARANTEED ANNUITY TABLES

FIXED MONTHLY BENEFITS PER $1,000 APPLIED

LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS

	Male Guaranteed Period				Female Guaranteed Period
ANNUITANT’S AGE	NONE	120 MONTHS	240 MONTHS	ANNUITANT’S AGE	NONE	120 MONTHS	240 MONTHS
50	2.00	1.99	1.98	50	1.92	1.92	1.91
51	2.04	2.04	2.02	51	1.96	1.96	1.95
52	2.08	2.08	2.06	52	2.00	2.00	1.99
53	2.13	2.12	2.10	53	2.04	2.04	2.03
54	2.17	2.17	2.15	54	2.08	2.08	2.07
55	2.22	2.22	2.19	55	2.13	2.12	2.11
56	2.27	2.27	2.24	56	2.17	2.17	2.15
57	2.33	2.32	2.29	57	2.22	2.22	2.20
58	2.38	2.37	2.34	58	2.27	2.27	2.25
59	2.44	2.43	2.39	59	2.33	2.32	2.30
60	2.50	2.49	2.45	60	2.38	2.38	2.35
61	2.57	2.56	2.51	61	2.44	2.43	2.40
62	2.64	2.62	2.57	62	2.50	2.49	2.46
63	2.71	2.69	2.63	63	2.57	2.56	2.52
64	2.79	2.77	2.69	64	2.64	2.63	2.58
65	2.87	2.84	2.76	65	2.71	2.70	2.64
66	2.95	2.93	2.83	66	2.79	2.77	2.71
67	3.04	3.01	2.90	67	2.87	2.85	2.77
68	3.14	3.10	2.98	68	2.95	2.93	2.84
69	3.24	3.20	3.05	69	3.05	3.02	2.92
70	3.34	3.30	3.13	70	3.14	3.11	2.99
71	3.46	3.40	3.21	71	3.24	3.21	3.07
72	3.58	3.52	3.30	72	3.35	3.31	3.15
73	3.70	3.63	3.38	73	3.46	3.42	3.23
74	3.84	3.76	3.46	74	3.59	3.53	3.32
75	3.99	3.89	3.55	75	3.71	3.65	3.40
76	4.14	4.03	3.63	76	3.85	3.77	3.49
77	4.31	4.18	3.72	77	4.00	3.91	3.57
78	4.49	4.34	3.80	78	4.16	4.05	3.66
79	4.69	4.51	3.88	79	4.33	4.20	3.74
80	4.90	4.69	3.95	80	4.51	4.36	3.82
81	5.13	4.87	4.02	81	4.71	4.53	3.90
82	5.39	5.07	4.09	82	4.92	4.71	3.97
83	5.66	5.28	4.14	83	5.16	4.90	4.03
84	5.96	5.49	4.19	84	5.41	5.10	4.09
85	6.28	5.71	4.23	85	5.69	5.31	4.15
86		5.94	4.27	86		5.53	4.20
87		6.17	4.30	87		5.75	4.24
88		6.41	4.32	88		5.98	4.27
89		6.64	4.34	89		6.22	4.30
90		6.87	4.35	90		6.45	4.32

VACC-0113AO	24	(Standard) (2/2020)

GUARANTEED ANNUITY TABLES

FIXED MONTHLY BENEFITS PER $1,000 APPLIED

JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS

		Age of Female Annuitant
		50	55	60	65	70	80
Age of Male Annuitant	50	1.75	1.83	1.88	1.92	1.95
	55	1.81	1.92	2.01	2.08	2.13
	60	1.85	1.99	2.12	2.24	2.33	2.43
	65		2.04	2.21	2.38	2.53	2.73
	70			2.28	2.50	2.72	3.07
	80				2.63	2.98	3.78

VACC-0113AO	25	(Standard) (2/2020)

Individual Single Purchase Payment Deferred Annuity Contract, Non-Participating with Index-Linked Strategies